Exhibit 10.1

Information Concerning Executive Compensation

It has been the policy of Leucadia National Corporation (the "Company")

since the current management took over in 1978 to emphasize performance based compensation through the payment of discretionary bonuses.

On January 16, 2009, the Company's Board of Directors, upon the recommendation of the Compensation Committee in consultation with Ian M.

Cumming, Chairman of the Board, and Joseph S. Steinberg, President of the

Company, approved annual salary increases (effective January 1, 2009) and discretionary 2008 cash bonuses for each of the Company's executive officers who were included as named executive officers in the Company's 2008 proxy statement

(other than Mr. Cumming and Mr. Steinberg1 ).

Name	Base Salary in 2009	Bonus Award for 2008[2]

Thomas E. Mara	$353,000	$510,290

Joseph A. Orlando	$321,000	$684,360

Justin R. Wheeler	$250,000	$646,420

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1  Consistent with past practice, bonuses for 2008 for Messrs. Cumming and Steinberg will be considered by the Compensation Committee of the Board of Directors at the Board of Directors meeting to be held following the Company's 2009 annual meeting of shareholders.

2  Includes annual bonus paid to all employees based on a percentage of salary of $10,290 for Mr. Mara, $9,360 for Mr. Orlando and $6,420 for Mr. Wheeler.